FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  March 8, 1996


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           March 8, 1996


Item 4.   Change in the Company's Certifying Accountant

     For many years, including fiscal year 1995, the firm of Deloitte & Touche, LLP, (Deloitte & Touche) independent public accountants, was engaged by the Company as the principal independent accountant to audit the Company's financial statements. On March 1, 1996, the Company's entire Board of Directors, based on a recommendation of the Audit Committee of the Board, voted to engage the firm of Coopers & Lybrand, LLP, (Coopers & Lybrand) independent public accountants, as the Company's principal accountant beginning with the 1996 fiscal year audit and not to use the services of Deloitte & Touche. This change in accountants followed the Company's issuance, in November 1995, of a request for proposal to six major independent accounting firms to audit the Company's financial statements. The Company issued this request solely to determine whether it could reduce the fees it pays for accounting services. Three firms, including Deloitte & Touche and Coopers and Lybrand, responded to the request. Based solely upon the Audit Committee's review of those responses, and the terms of the request, the Board determined to engage Coopers & Lybrand, whose bid was substantially lower than any other received by the Company, as the Company's principal accountant for a term of at least three years, beginning in fiscal year 1996. As a result of this vote, the Company informed Deloitte & Touche that it would not renew its year to year engagement letter with that firm.

     Deloitte & Touche's report on the Company's financial statements for either fiscal years 1993 or 1994 did not contain an adverse opinion or disclaimer of opinion or any modification or qualification, except for the adoption in 1993 of SFAS 109 and SFAS 106. Deloitte & Touche's auditors' report on the Company's financial statements for the 1995 fiscal year, is expected to be issued within the next 30 days.

     At no time during the Company's two most recent fiscal years or any time thereafter has there been any disagreement between the Company and the firm of Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. At no time during the Company's two most recent fiscal years or any time thereafter did any event occur between the Company and Deloitte & Touche that would require further reporting in this Form 8-K.

     At no time during the Company's two most recent fiscal years and any time thereafter prior to the Company's engaging Coopers & Lybrand did the Company consult Coopers & Lybrand regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.



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Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           March 8, 1996


Item 5.   Other Material Events
          Series 1991 Tax-Exempt Bonds to be Redeemed

     On April 4, 1991, the Maine Public Utilities Financing Bank (MPUFB) issued $10 million of tax-exempt bonds on behalf of the Company. Pursuant to the long-term note issued under a loan agreement between the Company and the MPUFB, the Company agreed to make payments to the MPUFB for the principal and interest on the bonds. Concurrently, pursuant to a letter of credit and reimbursement agreement, the Company caused a Direct Pay Letter of Credit for a term of five years to be issued by Barclays Bank PLC, New York Branch (Barclays Bank) for the benefit of the holders of such bonds. To secure the Company's obligations under the reimbursement agreement, the Company issued a second mortgage bond to Barclays Bank in the amount of $10,426,563, as collateral for the Company's obligation to repay Barclays Bank the $10 million principal amount of the bonds plus 195 days of interest on the bonds. The bonds have a coupon rate of 7.875% and, after considering the enhancement fees and other costs, the annual cost to the Company approximates 8.725%.

     Barclays Bank notified the Company that it would not renew the Direct Pay Letter of Credit for this issue. With the expiration of the Direct Pay Letter of Credit on April 4, 1996, the entire $10 million principal amount of the bonds will be redeemed at par on April 1, 1996 in accordance with the indenture. The Company is now seeking the necessary funds and other arrangements (including bridge loans) to meet its reimbursement obligation that will result from the draw on the Letter of Credit prior to its expiration, with the funds used to redeem the bonds. The Company is considering the refunding of this issue as a means of meeting its reimbursement obligation.



                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant


Dated:   March 8, 1996             Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer










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